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                                                                     EXHIBIT h.4

                        ADDITIONAL COMPENSATION AGREEMENT

                                                   , 2003

PIMCO Advisors Fund Management LLC
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

         Reference is made to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among Nicholas-Applegate Convertible & Income Fund II, a closed-end management investment company (the "Fund"), PIMCO Advisors Fund Management LLC ("PIMCO Advisors" or the "Investment Manager") and each of the respective Underwriters named therein, with respect to the issue and sale of the Fund's common shares of beneficial interest, par value $0.00001 per share (the "Common Shares"), as described therein. Reference is also made to (i)
the Investment Management Agreement, dated    , 2003 (the "Investment Management
Agreement") between PIMCO Advisors and the Fund and (ii) the registration statement on Form N-2 regarding the Common Shares of the Fund (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

         PIMCO Advisors hereby confirms its agreement with each Qualifying Underwriter (as defined in Section 1 hereof) with respect to the additional compensation referred to in the "Underwriting" section of the Registration Statement, payable by PIMCO Advisors to each of the Qualifying Underwriters. PIMCO Advisors agrees to pay to each Qualifying Underwriter additional compensation (collectively, the "Additional Compensation") as provided for in
Section 3 hereof; provided, however, that such Additional Compensation shall not exceed an amount equal to 0.15% per annum of the aggregate average daily total managed assets of the Fund; and provided, further, that such payments shall not exceed the "Maximum Additional Compensation Amount" (as defined in Section 4 hereof). "Total managed assets" means the total assets of the Fund (including assets attributable to any preferred shares or other financial leverage of the Fund that may be outstanding) minus accrued liabilities (other than liabilities representing financial leverage). The Additional Compensation shall be payable as set forth in Section 3 hereof.

         SECTION 1. Qualifying Underwriters. For the purposes of this Additional Compensation Agreement, each Underwriter which sells Common Shares of the Fund with an aggregate purchase price to the public of at least $50,000,000 shall be a "Class I Qualifying Underwriter" and each of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (as co-lead managers of the Underwriters) shall be a "Class II Qualifying Underwriter"; provided, however, that the amount required to qualify as a Class I Qualifying Underwriter may be reduced with respect to any Underwriter in the sole discretion of PIMCO Advisors (upon consultation with the lead manager of the Underwriters), and that PIMCO Advisors in its sole discretion (upon consultation with the lead manager of the Underwriters) may classify any Underwriter as a Class II Qualifying Underwriter. Class I Qualifying

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Underwriters and Class II Qualifying Underwriters are referred to collectively herein as "Qualifying Underwriters." A Qualifying Underwriter which qualifies as a Class II Qualifying Underwriter shall not also be a Class I Qualifying Underwriter. Within 60 days following the Closing Date, the Qualifying Underwriters shall prepare or cause to be prepared and provide to PIMCO Advisors a chart listing each of the Qualifying Underwriters, which chart shall indicate the aggregate purchase price to the public of the Common Shares sold by each Qualifying Underwriter and the Pro Rata Percentage (as defined in Section 2 hereof) of each Qualifying Underwriter and shall be appended as Schedule A to this Additional Compensation Agreement. Such Schedule A shall be prepared in good faith by the Qualifying Underwriters and subject to verification by PIMCO Advisors.

          SECTION 2. Pro Rata Percentage. Each Qualifying Underwriter shall be assigned a "Pro Rata Percentage," the numerator of which shall equal the aggregate purchase price to the public of the Common Shares sold by such Underwriter as set forth on Schedule A hereto and the denominator of which shall equal the aggregate purchase price to the public of all of the Common Shares purchased by the Underwriters pursuant to the Underwriting Agreement.

          SECTION 3. Payment of Additional Compensation.

    (a) PIMCO Advisors shall pay the Additional Compensation, quarterly in arrears, to each Class I Qualifying Underwriter in an amount equal to the product of such Qualifying Underwriter's Pro Rata Percentage multiplied by 0.0250% of the aggregate average daily total managed assets of the Fund for such quarter.

    (b) PIMCO Advisors shall pay the Additional Compensation, quarterly in arrears, to each Class II Qualifying Underwriter in an amount equal to the product of such Qualifying Underwriter's Pro Rata Percentage multiplied by 0.0375% of the aggregate average daily total managed assets of the Fund for such quarter.

    (c) All fees payable hereunder shall be paid to each Qualifying Underwriter by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated by such Qualifying Underwriter. At the time of each payment of Additional Compensation hereunder, PIMCO Advisors shall deliver to each Qualifying Underwriter receiving an installment of Additional Compensation a statement indicating the amount of the aggregate average daily total managed assets of the Fund for such quarter (including assets attributable to any preferred shares or other financial leverage of the Fund that may be outstanding) on which such payment was based.

    (c) The initial payments of Additional Compensation hereunder shall be paid with respect to the calendar quarter ending September 30, 2003. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day. All fees payable

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hereunder shall be in addition to any fees paid by the Investment Manager pursuant to the Underwriting Agreement.

         SECTION 4. Maximum Additional Compensation Amount. The "Maximum Additional Compensation Amount" payable by the Investment Manager hereunder shall be 4.5% of the aggregate initial offering price (at $15.00 per share) of the Common Shares sold pursuant to the Underwriting Agreement (including the Firm Shares and the Additional Shares, as defined in the Underwriting Agreement); provided that, in determining when the Maximum Additional Compensation Amount has been paid, the value of each of the quarterly payments shall be discounted at the annual rate of 10% to the Closing Date.

         SECTION 5. Term. This Additional Compensation Agreement shall continue coterminously with and so long as the Investment Management Agreement, dated
      , 2003, remains in effect between the Fund and PIMCO Advisors, or any similar investment management agreement with a successor in interest or affiliate of PIMCO Advisors remains in effect, as, and to the extent, that such investment management agreement is renewed periodically in accordance with the Investment Company Act of 1940, as amended. This Additional Compensation Agreement shall terminate on the earliest to occur of (a) with respect to any Qualifying Underwriter, the payment by PIMCO Advisors to such Qualifying Underwriter of the Maximum Additional Compensation Amount, (b) with respect to the Fund, the dissolution and winding up of the Fund and (c) with respect to the Fund, the date on which the Investment Management Agreement or other investment management agreement between the Fund and PIMCO Advisors or any successor in interest to PIMCO Advisors, including but not limited to an affiliate of PIMCO Advisors, shall terminate.

         SECTION 6. Not an Investment Adviser. PIMCO Advisors acknowledges that the Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund. No provision of this Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Underwriter, and the Underwriters are not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.

         SECTION 7. Not Exclusive. Nothing herein shall be construed as prohibiting any Underwriter or its respective affiliates from acting as such for any other clients (including other registered investment companies or other investment advisers).

         SECTION 8. No Liability. PIMCO Advisors agrees that no Underwriter shall have liability to PIMCO Advisors or the Fund for any act or omission to act by such Underwriter in the course of its performance under this Additional Compensation Agreement, in the absence of gross negligence or willful misconduct on the part of such Underwriter. PIMCO Advisors agrees to indemnify and hold harmless each Underwriter and its respective officers, directors, agents and employees against any loss or expense arising out of or in connection with such Underwriter's performance under this Additional Compensation Agreement. Notwithstanding the foregoing or anything to the contrary in this Additional Compensation

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Agreement, the Investment Manager's indemnification obligations shall not apply to any losses, claims, damages, liabilities, fines or expenses (including legal expenses) arising out of or relating to limitations on or the reasonableness or characterization of the compensation payable by the Investment Manager to any Underwriter or to the Underwriters in the aggregate under this Agreement, including as a result of any violation of applicable rules of the National Association of Securities Dealers, Inc. or other applicable law. This provision shall survive the termination, expiration or supersession of this Additional Compensation Agreement.

         SECTION 9. Assignment. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each other party.

         SECTION 10. Amendment; Waiver. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

         SECTION 11. Governing Law. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         SECTION 12. Counterparts. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among PIMCO Advisors and the Qualifying Underwriters in accordance with its terms.

                                           Very truly yours,

                                           CITIGROUP GLOBAL MARKETS INC.


                                           By:  ________________________________
                                                Name:
                                                Title:

                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                INCORPORATED

                                           By:  ________________________________
                                                Name:
                                                Title:

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CONFIRMED AND ACCEPTED,
as of the date first above written:


PIMCO ADVISORS FUND MANAGEMENT LLC


By:  ________________________
     Name:
     Title:

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                                   SCHEDULE A

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                                                                        Aggregate
                                                                 Purchase Price to Public             Pro Rata
      Name of Qualifying Underwriter            Class             of Common Shares Sold              Percentage
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
Citigroup Global Markets Inc.                     II
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Merrill Lynch, Pierce, Fenner &
Smith Incorporated                                II
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